Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-172303, 333-159947, 333-142810, 333-117437, 333-107864, 333-84916, 333-61064, 333-89119, and 333-81773) and Form S-3 (No. 333-171897) of Ariba, Inc. and subsidiaries of our reports dated November 10, 2011, with respect to the consolidated financial statements of Ariba, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Ariba, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended September 30, 2011.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 10, 2011